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                                                                     EXHIBIT 1.4


                             ENRON OIL & GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                                 (In Thousands)
                                   (Unaudited)


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
                                       NINE MONTHS
                                          ENDED                               YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
                                    SEPTEMBER 30, 1998   1997            1996          1995           1994            1993
----------------------------------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR
FIXED CHARGES:
Net Income                              $  46,206      $ 121,970      $ 140,008      $ 142,118      $ 147,998      $ 138,025
Less: Capitalized Interest Expense         (9,942)       (13,706)        (9,136)        (6,490)        (6,124)        (5,457)
Add: Fixed Charges                         43,104         41,423         21,997         18,414         14,613         15,378
Income Tax Provision (Benefit)              8,142         41,500         50,954         41,936          5,937        (25,752)
                                        ---------      ---------      ---------      ---------      ---------      ---------
EARNINGS AVAILABLE                      $  87,510      $ 191,187      $ 203,823      $ 195,978      $ 162,424      $ 122,194
                                        =========      =========      =========      =========      =========      =========

FIXED CHARGES:
Interest Expense                           33,046         27,369         12,370         11,310          8,135          9,921
Capitalized Interest                        9,942         13,706          9,136          6,490          6,124          5,457
Rental Expense Representative of
    Interest Factor                           116            348            491            614            354           -
                                        ---------      ---------      ---------      ---------      ---------      ---------

TOTAL FIXED CHARGES                     $  43,104      $  41,423      $  21,997      $  18,414      $  14,613      $  15,378
                                        =========      =========      =========      =========      =========      =========

RATIO OF EARNINGS TO
FIXED CHARGES                                2.03           4.62           9.27          10.64          11.12           7.95
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